UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-49980
                                                                         -------

                          Synergy Financial Group, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        310 North Avenue East, Cranford, New Jersey 07016 (800) 693-3838
--------------------------------------------------------------------------------
              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                 Not Applicable
--------------------------------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       |X|           Rule 12h-3(b)(1)(i)       |_|
         Rule 12g-4(a)(1)(ii)      |_|           Rule 12h-3(b)(1)(ii)      |_|
         Rule 12g-4(a)(2)(i)       |_|           Rule 12h-3(b)(2)(i)       |_|
         Rule 12g-4(a)(2)(ii)      |_|           Rule 12h-3(b)(2)(ii)      |_|
                                                 Rule 15d-6                |_|

     Approximate  number of holders of record as of the  certification or notice
date:   None
      --------

         Effective January 20, 2004, Synergy Financial Group, Inc. (File No. 0-49980), a federally-chartered mid-tier stock holding company, merged with and into Synergy Financial Group, Inc. (File No. 0-50467), a New Jersey corporation, in connection with the completion of the second-step conversion of Synergy, MHC, a federally-chartered mutual holding company.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Synergy Financial Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: January 29,2004    By: /s/Kevin A. Wenthen
                             ---------------------------------------------------
                             Kevin A. Wenthen
                             Senior Vice President, Chief Administrative Officer and Secretary